Exhibit 10.26

January 24, 2005

Mr. R. Todd Bradley

Re:	Separation Agreement and Release

Dear Todd:

This letter confirms our agreement concerning your departure from palmOne, Inc. (referred to in this letter as “Palm”, “palmOne” or the “Company”).

You will cease to be the Chief Executive Officer of palmOne (and an officer of palmOne, in general), effective February 25, 2005 (the “Effective Date.”). Thereafter, you will remain an employee advisor to the new Chief Executive Officer until June 3, 2005 (the “Advisor Effective Date”) and will be available (subject to physical and mental incapacity) to render such business and professional services at a senior level, as will reasonably be assigned to you by the Company. During this period you will be an employee of the Company and the Company will not terminate your employment except for a material breach of your obligations under this agreement. You hereby resign your position as a member of the Board of Directors effective as of the Effective Date.

From the date hereof through and including the Advisor Effective Date, you will be compensated at your current base rate of pay, less all applicable state and federal payroll taxes, payable on ordinary Company payroll dates in accordance with Company policies and procedures. You will be eligible to receive a second half fiscal year bonus on the same basis as other senior executives (based on your base salary and bonus level criteria). On the Advisor Effective Date or on the tenth day following your execution of this letter agreement, whichever is later (the “Payment Date”), you will receive a lump sum payment in the amount of two hundred percent (200%) of your annual base salary, or $1,440,000, less all applicable state and federal payroll taxes. In addition, provided you do not voluntarily terminate your employment with the Company, other than because of a material breach of this agreement by the Company (after giving the Company written notice and if curable, 10 days to cure), through the Advisor Effective Date and the proviso below does not apply, you will receive an additional lump sum payment on March 1, 2006 in the amount of $720,000, plus COBRA payments discussed below, (collectively the “March 2006 Payment”) provided however, that if you have committed a material breach of this agreement prior to March 1, 2006 (and if curable, such violation is not cured within 10 days after written notice from the Company of such violation), you shall forfeit such payment. All payments shall be less applicable state and federal payroll taxes.

R. Todd Bradley

January 24, 2005

Any shares covered by Company Stock options granted to you that are unvested and unexpired on the Advisor Effective Date, except for options that vest solely upon the achievement of a performance objective or objectives or options that have their vesting accelerate upon the achievement of a performance objective or objectives, will become fully vested and exercisable on the Advisor Effective Date if the shares otherwise would have vested (solely by virtue of your continued employment with the Company and not, directly or indirectly, due to a change of control of the Company) during the two-year period commencing on the Advisor Effective Date. All other unvested options will be forfeited on the Advisor Effective Date.

In addition, one hundred percent (100%) of any shares of stock that you have purchased from the Company that remain subject to a right of repurchase on the Advisor Effective Date will vest on the Advisor Effective Date and the Company’s right of repurchase will terminate on that date, except for shares that vest and have the Company’s right of repurchase terminate solely upon the achievement of a performance objective or objectives or shares that have their vesting accelerate and have the Company’s right of repurchase terminate upon the achievement of a performance objective or objectives.

The Company will pay the premiums otherwise payable by you and your eligible dependents for health, dental and vision benefits coverage for up to two years beginning on the Advisor Effective Date, or until you become eligible for group insurance benefits from another employer, whichever comes first, provided you elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed under COBRA. On March 1, 2006, the Company will provide a lump sum cash payment for the remaining fifteen months of COBRA premiums, as described above. After the two-year period, you will be responsible for the payment of any COBRA premiums. The Company will not reimburse you for any taxable income imputed to you because the Company has paid your COBRA premiums or those of your eligible dependents.

In addition, palmOne will provide you an AYCO financial planning benefit, for a period of two (2) years from the Advisor Effective Date and at a cost not to exceed Twenty-five Thousand Dollars ($25,000).

On the Advisor Effective Date, you will receive payment of your accrued but unused paid time off through the Advisor Effective Date and, following your submission of proper expense reports, the total unreimbursed amount of all expenses incurred by you in connection with your employment with palmOne that are reimbursable in accordance with the Company’s policies.

R. Todd Bradley

January 24, 2005

You agree that the Company may deduct from the amounts owed you any unpaid travel advances. On the Advisor Effective Date, you agree to return any and all property of palmOne, including all tangible property and equipment and all notes, memos, correspondence, computer-recorded information and any other embodiment or reproduction (in whole or in part) of any Company confidential or proprietary information. Notwithstanding the previous sentence, the Company will allow you to keep your rolodex, address books, cell phone (and the Company will assist you in transferring your current number), and laptop, provided however, that the Company can remove all confidential and proprietary information from your laptop and cell phone other than electronic contact information. You will continue to comply with the terms and conditions of the Employee Agreement between you and the Company, dated June 2001, subject to the modifications thereof provided herein hereafter. In addition, you will at all times be given access to minutes and supporting materials with regard to director meetings to the extent you in good faith believe you need access to them in connection with a lawsuit, investigation or other claim against you.

For one year from the date hereof and provided this agreement has not been revoked by you, palmOne’s officers and directors and, in official Company sanctioned communications, palmOne will not directly or indirectly (1) disparage you to any person, including prospective employers in providing formal or informal employment references; (2) make any public statement or statements to analysts or the press concerning you (except to the effect that, you have left palmOne to pursue other opportunities, and that your relationship with the Company was terminated on mutually agreeable terms, or as otherwise required by law), without in each case obtaining approval from you.

For one year from the date hereof and provided this agreement has not been revoked, you will not, directly or indirectly disparage the Company, its business, products, services, officers or employees or make any public statement or statements to analysts or the press concerning palmOne, its business, prospects, products, services or employees (except to the effect that, you have left palmOne to pursue other opportunities, and that your relationship with the Company was terminated on mutually agreeable terms, or as otherwise required by law), without in each case first obtaining written approval from palmOne. There shall be no third party beneficiaries to this paragraph and the preceding paragraph. Similarly, truthful testimony in a legal proceeding or government inquiry shall not constitute a violation of either such paragraph.

You hereby acknowledge and agree that, except as provided by this agreement, no further additional or other sums, benefits or consideration are due and owing, will hereafter become due and owing, to you in consideration of your employment with palmOne, other than pursuant to your rights to coverage under existing policies (or any substitutes) of director and officer liability insurance, existing indemnification rights and equity interests.

R. Todd Bradley

January 24, 2005

Except with respect to the obligations created by, acknowledged by, or arising out of this agreement, the Company, on behalf of its respective officers, directors, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, agents, and assigns hereby fully and forever releases Employee and his respective heirs, family members, executors, agents, and assigns from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that it may possess arising from any omissions, acts or facts that have occurred up, until and including the date hereof; provided, however, that for purposes of this release, matters released by the Company shall exclude any violation of law, material breach of a Company policy or unauthorized disclosure of any confidential and/or proprietary information of the Company, except with respect to good faith performance of duties.

Except with respect to the obligations created by, acknowledged by, or arising out of this agreement, you, on behalf of yourself, your heirs, administrators, representatives, executors, successors and assigns, and each of them, hereby release palmOne, its current and former stockholders, directors, officers, employees, agents, attorneys, successors and assigns, and each of them in such capacities (the “palmOne Released Parties”) of and from any and all claims, duty, obligation, actions and causes of action, whether now known or unknown, which you now have, ever had, or shall or may hereafter have against the palmOne Released Parties, or any of them, based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing any time up to and including the date you sign this letter agreement, including, but not limited to, any claims arising from or related to your employment with the Company or the termination of that employment, any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law and any claims of breach of contract, wrongful termination, fraud, defamation, infliction of emotional distress or discrimination due to national origin, race, religion, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act, the Family and Medical Leave Act, the California Family Rights Act, the California Fair Employment and Housing Act, and the California Labor Code, including, but not limited to California Labor Code Sections 1400-1408 or any other applicable law. The foregoing release shall not extend to any right of indemnification you have or any rights to D&O insurance from your actions within the course and scope of your employment for the Company.

R. Todd Bradley

January 24, 2005

You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. You and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Advisor Effective Date of this agreement. You acknowledge that the consideration given for this agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised that you should consult with an attorney prior to executing this agreement; have up to twenty-one (21) days within which to consider this agreement; have seven (7) days following your execution of this agreement to revoke this agreement; this agreement will not be effective until the revocation period has expired; and nothing in this agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

In connection with the foregoing general release, the parties acknowledge that they have read and understand Section 1542 of the Civil Code of the State of California, which provides in full as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The parties each hereby expressly waive and relinquish all rights and benefits either has or may have under Section 1542 with respect to the release of unknown claims granted in this agreement. The parties acknowledge that they or their agents may hereafter discover facts or claims in addition to or different from those they now know or believe to exist, but that they nevertheless intend to fully and finally settle all claims released herein.

In addition, on the Advisor Effective Date, you agree to execute a supplemental release identical in substance to the release contained above, covering the time period from the execution date of this agreement through the Advisor Effective Date; provided, however, the Parties agree to modify the release to comply with any new laws which may become applicable. If you refuse to sign such a release, you shall be deemed to have failed to abide by the material terms of this agreement.

You further warrant and represent that you have not voluntarily, by operation of law, or otherwise, assigned or transferred to any other person or entity any interest in all or any portion of those matters released by this agreement.

R. Todd Bradley

January 24, 2005

You agree that from the date hereof and for a period of twelve (12) months immediately following the Advisor Effective Date of this agreement, you will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Company, either for yourself or any other person or entity, except for serving as a reference upon request or any general advertisement placed in a newspaper or other media of general circulation and not specifically targeted to Company employees. You agree that from the date hereof and for a period of twelve (12) months following the Advisor Effective Date, you will not either directly or indirectly solicit, induce, recruit or encourage any first-tier customer of the Company (1) to stop or decrease doing business with or through the Company, or (2) to do business with any other person, firm, partnership, corporation or other entity that provides products or services materially similar to or competitive with those provided by the Company. The preceding shall not extend to individual end users that acquired the Company’s product directly from the Company.

In addition, you acknowledge that the nature of palmOne’s business is such that if you were to become employed by, or substantially involved in, the business of a competitor of palmOne following the termination of your employment with the Company, it would be very difficult for you not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, you agree and acknowledge that your right to receive the March 2006 Payment is conditioned upon you not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that designs or manufactures Competitive Product or causes the design or manufacture by third parties of Competitive Product (excluding non-significant customization of existing products), except for (1) ownership of less than 1% of a publicly traded company, or (2) receipt of compensatory equity in connection with activities permitted under this agreement or (3) direct provision of services to (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise) a conglomerate, provided the services are not for a business unit that designs or manufactures Competitive Product or causes the design or manufacture by third parties of Competitive Product (excluding non-significant customization of existing products), for a period of twelve (12) months immediately following the Advisor Effective Date.

For purposes of this agreement, Competitive Product shall mean one or more products that compete with (i) the existing products of the Company, (ii) those products scheduled to come to market within the two years following the date of this agreement) or (iii) products on the Company’s roadmap as of the Effective Date or any time during the one year preceding the date of this agreement. Competitive Products shall not include desktop computers, laptop computers, or broadcast media, audio, video or music players.

R. Todd Bradley

January 24, 2005

The parties will each bear their own costs, expert fees, attorney’s fees and other fees incurred in connection with this agreement. As part of this agreement, palmOne will reimburse your expert fees, attorney’s fees and other fees incurred in connection with this agreement, at a cost not to exceed Fifteen Thousand Dollars ($15,000).

This agreement will be governed by and construed according to the laws of the State of California (but without regard to its conflict of laws provisions).

The parties agree that in the event any claim or dispute arises between them based on or relating to the interpretation, performance or breach of this agreement, whether in tort, contract or otherwise, we shall attempt to resolve such claim or dispute first on an amicable basis through good faith discussions. If we are not able to resolve any dispute through good faith discussions within a reasonable period of time given the nature of the claim or dispute (not in any case to exceed 30 days), we hereby agree promptly to submit any such claim or dispute to arbitration under the provisions of Section 12 of the Severance Agreement between you and the Company, dated July 9, 2003.

This agreement, together with the palmOne, Inc. Employee Agreement between you and palmOne dated June 10, 2001 (which is modified to (i) provide that you may disclose Confidential Information in response to legal process or governmental inquiry (provided you notify the Company of the receipt thereof), (ii) acknowledge the property and information you are being entitled to keep or have access to, and (iii) replace Section 6 of your Employee Agreement by the provisions hereof), and section 12 of the Severance Agreement between you and the Company dated July 9, 2003 constitute the entire understanding and agreement between you and palmOne with respect to the subject matter contained herein, and supersede any prior negotiations, agreements and understandings, whether written or oral, with respect thereto, including the letter agreements between you and palmOne dated September 17, 2002 (Management Retention Agreement), July 9, 2003 (Severance Agreement, with the exception of Section 12) and any other letters or agreement between you and palmOne.

If any provision of this agreement, or the application thereof, shall for any reason and to any extent be held invalid or unenforceable under any applicable law by an arbitrator or a court of competent jurisdiction, the remainder of this agreement shall remain valid and shall be interpreted so as best to reasonably effect the intent of the parties hereto. We further agree to replace any such invalid or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other objectives of the invalid or unenforceable provision.

R. Todd Bradley

January 24, 2005

Any waiver, modification or amendment of any provision of this agreement shall be effective only if in writing and signed by the parties hereto.

This agreement is not assignable by either party, except that palmOne may assign it in connection with an acquisition, merger, consolidation or sale of all or substantially all of the assets of the Company. In the event of any such merger or transfer of assets, the surviving corporation or the transferee of palmOne’s assets shall be bound by and shall have the benefit of the provisions of this agreement, and palmOne shall take all actions necessary to insure that any such corporation or transferee is bound by the provisions of this agreement.

This agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you die while any amount would still be payable to you hereunder, if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this agreement, to your devisee, legatee or other designee, or if there is no designee, to your estate, or if no estate, in accordance with applicable law.

If the provisions of this letter accurately set forth our understanding, please acknowledge your agreement by signing the enclosed copy of this letter and returning it to me.

Sincerely,

/s/ Gordon Campbell
Gordon Campbell, on behalf of the
Compensation Committee

R. Todd Bradley

January 24, 2005

I UNDERSTAND THAT I SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT I AM GIVING UP ANY LEGAL CLAIMS I HAVE OR MAY HAVE AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. I ALSO UNDERTAND THAT I MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT I MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER SIGNING IT BY WRITTEN NOTICE TO PALMONE, AND THAT IT WILL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. I HEREBY ACKNOWLEDGE THAT I AM SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN THIS LETTER, WHICH EXCEED THOSE TO WHICH I WOULD HAVE OTHERWISE BEEN ENTITLED.

ACKNOWLEDGED AND AGREED:

/s/ R. Todd Bradley
R. Todd Bradley

Date:	January 24, 2005